EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synthetech, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 033-64621 and 333-44062) of Synthetech, Inc. of our report dated June 27, 2005, with respect to the balance sheets of Synthetech, Inc. as of March 31, 2005 and 2004, and the related statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2005, which report appears in the March 31, 2005, annual report on Form 10-K of Synthetech, Inc.

Portland, Oregon	/s/ KPMG LLP

June 28, 2005